                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. )(1)

                     ASIA AUTOMOTIVE ACQUISITION CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common stock, $.001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    04519K101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 October 3, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

      / /   Rule 13d-1(b)

      /X/   Rule 13d-1(c)

      / /   Rule 13d-1(d)

----------------
      (1)   The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  SEE the NOTES).

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CUSIP No. 04519K101                   13G                    Page 2 of 10 Pages
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================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    CRESCENDO PARTNERS III, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  320,000 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              320,000 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    320,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.3%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 04519K101                   13G                    Page 3 of 10 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    CRESCENDO INVESTMENTS III, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  320,000 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              320,000 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    320,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.3%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 04519K101                   13G                    Page 4 of 10 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ERIC ROSENFELD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  320,000 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              320,000 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    320,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.3%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 04519K101                   13G                    Page 5 of 10 Pages
----------------------                                    ----------------------

Item 1(a).  Name of Issuer:

            Asia Automotive Acquisition Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

            401 South Old Woodward
            Suite 450
            Birmingham, Michigan

Item 2(a).  Name of Person Filing:

            This  statement is jointly filed by Crescendo  Partners III, L.P., a
            Delaware limited partnership  ("Crescendo Partners III"),  Crescendo
            Investments   III,  LLC,  a  Delaware  limited   liability   company
            ("Crescendo Investments III") and Eric Rosenfeld.  Eric Rosenfeld is
            the  managing  member of  Crescendo  Investments  III,  the  general partner of Crescendo  Partners  III. By virtue of his position  with
            Crescendo Investments III, the general partner of Crescendo Partners
            III,  Mr.  Rosenfeld  has the sole power to vote and  dispose of the
            Issuer's  Shares  owned  by  Crescendo  Partners  III.  Each  of the foregoing is referred to as a "Reporting Person" and collectively as the "Reporting  Persons." Each of the Reporting  Persons is party to that certain Joint Filing Agreement as further  described in Item 8.
            Accordingly,  the  Reporting  Persons  are  hereby  filing  a  joint
            Schedule 13G.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            The principal business address of each of the Reporting Persons is:
            10 East 53rd Street
            35th Floor
            New York, New York 10022.

Item 2(c).  Citizenship:

            Crescendo  Investments III and Crescendo  Partners III are organized under the laws of the State of Delaware. Eric Rosenfeld is a citizen of the United States of America.

Item 2(d).  Title of Class of Securities:

            Common stock, $.001 Par Value (the "Common Stock")

Item 2(e).  CUSIP Number:

            04519K101

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            /X/   Not Applicable

      (a)   / /   Broker or dealer  registered  under Section 15 of the Exchange
                  Act.

      (b)   / /   Bank as defined in Section 3(a)(6) of the Exchange Act.

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CUSIP No. 04519K101                   13G                    Page 6 of 10 Pages
----------------------                                    ----------------------

      (c)   / /   Insurance  company  as  defined  in  Section  3(a)(19)  of the
                  Exchange Act.

      (d)   / /   Investment   company   registered   under  Section  8  of  the
                  Investment Company Act.

      (e)   / /   An    investment    adviser    in    accordance    with   Rule
                  13d-1(b)(1)(ii)(E).

      (f)   / /   An employee  benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

      (g)   / /   A parent holding  company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).

      (h)   / /   A  savings  association  as  defined  in  Section  3(b) of the
                  Federal Deposit Insurance Act.

      (i)   / /   A church  plan  that is  excluded  from the  definition  of an investment  company under Section  3(c)(14) of the  Investment
                  Company Act.

      (j)   / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership

            The percentages  reported  herein are calculated  based on 6,031,250 shares  of  Common  Stock  outstanding  as of August  14,  2007,  as reported in the Issuer's  Quarterly Report on Form 10QSB, filed with the Securities and Exchange Commission on August 21, 2007.

            See Cover Pages Items 5-11.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this  statement  is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the beneficial  owner of more than five percent of the class of securities, check the following [ ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7.     Identification and Classification of the Subsidiary Which
            Acquired the Security Being Reported on by the Parent Holding
            Company or Control Person.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit A.

Item 9.     Notice of Dissolution of Group.

            Not Applicable

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CUSIP No. 04519K101                   13G                    Page 7 of 10 Pages
----------------------                                    ----------------------

Item 10.    Certifications.

            By signing  below I certify  that,  to the best of my knowledge  and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 04519K101                   13G                    Page 8 of 10 Pages
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                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated: October 5, 2007                   CRESCENDO PARTNERS III, L.P.

                                         By: Crescendo Investments III, LLC
                                             its General Partner

                                         By: /s/ Eric Rosenfeld
                                             -----------------------------------
                                             Eric Rosenfeld, Managing Member

                                         CRESCENDO INVESTMENTS III, LLC

                                         By: /s/ Eric Rosenfeld
                                             -----------------------------------
                                             Eric Rosenfeld, Managing Member

                                         /s/ Eric Rosenfeld
                                         ----------------------------------------
                                         ERIC ROSENFELD

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CUSIP No. 04519K101                   13G                    Page 9 of 10 Pages
----------------------                                    ----------------------

                                  EXHIBIT INDEX

      The following document is filed herewith:

            (a)   Joint  Filing  Agreement  dated  October  5, 2007 by and among
                  Crescendo Partners III, L.P.,  Crescendo  Investments III, LLC
                  and Eric Rosenfeld.

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CUSIP No. 04519K101                   13G                    Page 10 of 10 Pages
----------------------                                    ----------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

      The  undersigned  hereby  agree that the  Statement  on Schedule 13G dated
October 5, 2007 with  respect to the shares of Common  Stock of Asia  Automotive
Acquisition  Corporation and any further amendments thereto executed by each and any of the  undersigned  shall  be filed on  behalf  of each of the  undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1)  under the
Securities Exchange Act of 1934, as amended.

Dated: October 5, 2007                   CRESCENDO PARTNERS III, L.P.

                                         By: Crescendo Investments III, LLC
                                             its General Partner

                                         By: /s/ Eric Rosenfeld
                                             -----------------------------------
                                             Eric Rosenfeld, Managing Member

                                         CRESCENDO INVESTMENTS III, LLC

                                         By: /s/ Eric Rosenfeld
                                             -----------------------------------
                                             Eric Rosenfeld, Managing Member

                                         /s/ Eric Rosenfeld
                                         ----------------------------------------
                                         ERIC ROSENFELD